Exhibit 99.1

Adamas Reports First Quarter 2016 Financial Results

Emeryville, Calif., May 10, 2016 — Adamas Pharmaceuticals, Inc. (Nasdaq: ADMS) today announced financial results for the first quarter of 2016.

Adamas ended the quarter with $169.2 million of cash, cash equivalents, and available-for-sale securities compared to $120.0 million at December 31, 2015.  On January 6, 2016, the company raised net proceeds of $61.8 million from the sale of 2,875,000 shares of common stock through a follow-on public offering.

“We are pleased with the continued progress we have made in our ADS-5102 program for levodopa-induced dyskinesia (LID) associated with Parkinson’s disease and our growing data set that suggests the potential for ADS-5102, pending approval, to become the first FDA-approved medicine for the treatment of this serious and debilitating condition,” stated Gregory T. Went, Ph.D., Chairman and Chief Executive Officer of Adamas Pharmaceuticals, Inc.  “With consistent and compelling data from three placebo-controlled trials and the completion of enrollment in our ongoing open-label study, we are on track to submit a New Drug Application (NDA) to the FDA later this year.”

Dr. Went continued, “In the coming weeks, we expect to announce results from our Phase 2 proof-of-concept study of ADS-5102 for the treatment of major symptoms associated with multiple sclerosis (MS) in patients with walking impairment.  We look forward to seeing the results of this exploratory study and learning more about the potential application of ADS-5102 in patients with MS.”

First Quarter 2016 Financial Results

Adamas reported a net loss attributable to common stockholders of $13.8 million, or $0.65 per share, for the quarter ended March 31, 2016.  For the same period in the prior year, the company reported a net loss attributable to common stockholders of $12.2 million, or $0.69 per share.  For both the three month periods ended March 31, 2016 and 2015, Adamas reported revenue of $0.2 million.  Research and development expenses for both the three month periods ended March 31, 2016 and 2015 were $7.5 million, including $0.7 million in stock-based compensation expense for both periods.  The decrease in research and development expenses due to the completion of patient enrollment in the Phase 3 clinical program of ADS-5102 for the treatment of LID was offset by an increase in research and development expenses associated with the Phase 2 clinical trial of ADS-5102 for the treatment of major symptoms associated with MS in patients with walking impairment and preclinical efforts relating to ADS-4101 for the treatment of epilepsy (partial onset seizures).

General and administrative expenses for the quarter ended March 31, 2016 were $6.6 million, including $1.9 million in stock-based compensation expense, compared to $4.9 million for the quarter ended March 31, 2015, which included $1.4 million in stock-based compensation expense.  The increase in general and administrative expenses was primarily due to an increase in headcount-related expenses associated with establishing commercial capabilities.

About Adamas Pharmaceuticals

Adamas Pharmaceuticals, Inc. is driven to improve the lives of those affected by chronic disorders of the central nervous system.  The company seeks to achieve this by modifying the pharmacokinetic profiles of approved drugs to create novel therapeutics for use alone and in fixed-dose combination products.  Adamas is currently developing ADS-5102, its lead wholly-owned product candidate, for the treatment of levodopa-induced dyskinesia associated with Parkinson’s disease and for the treatment of major symptoms associated with multiple sclerosis in patients with walking impairment.  The company is also evaluating ADS-4101, an extended-release version of a FDA-approved single-agent compound for the treatment of epilepsy.  In addition, under a license agreement with Forest Laboratories Holdings Limited, an indirect wholly-owned subsidiary of Allergan plc., the company is eligible to receive royalties from Forest on sales of Namenda XR® and Namzaric™ beginning in June of 2018 and May of 2020, respectively.  For more information, please visit www.adamaspharma.com.

Namzaric™ is a trademark of Merz Pharma GmbH & Co. KGaA.
Namenda XR® is a registered trademark of Merz Pharma GmbH & Co. KGaA.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements contained in this press release regarding the potential for ADS-5102 to become the first FDA-approved medicine for the treatment of LID, that Adamas is on track to submit an NDA to the FDA later this year, and the expected timing of announcement of results of its Phase 2 proof-of-concept study of ADS-5102 for the treatment of major symptoms associated with MS.  Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Words such as “look forward,” “on track,” “expect,” “potential,” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements.  For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements, including risks relating to research, clinical and development activities of ADS-5102 and ADS-4101, the regulatory and competitive environment, as well as risks relating to Adamas’

business in general, see Adamas’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2016.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  Adamas undertakes no obligation to update any forward-looking statement in this press release.

For questions, please contact:

Julie Wood

Corporate Communications & Investor Relations

Adamas Pharmaceuticals, Inc.
Phone: 510-450-3528

— Financial Tables Attached —

Adamas Pharmaceuticals, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015
Revenue	$175	$226
Operating expenses
Research and development	7,522	7,533
General and administrative, net	6,641	4,919
Total operating expenses	14,163	12,452
Loss from operations	(13,988)	(12,226)
Interest and other income, net	160	78
Loss before income taxes	(13,828)	(12,148)
Provision for income taxes	—	54
Net loss	$(13,828)	$(12,202)

Net loss per share attributable to common stockholders:
Basic	$(0.65)	$(0.69)
Diluted	$(0.65)	$(0.69)

Weighted average number of shares used in computing net loss attributable to common stockholders:
Basic	21,253	17,643
Diluted	21,253	17,643

Adamas Pharmaceuticals, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31,	December 31,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$98,406	$33,104
Available-for-sale securities	64,876	73,691
Accounts receivable	461	1,284
Prepaid expenses and other current assets	5,837	5,108
Total current assets	169,580	113,187
Property and equipment, net	2,916	2,353
Available-for-sale securities, non-current	5,924	13,165
Other assets	38	38
Total assets	$178,458	$128,743
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,509	$3,052
Accrued liabilities	6,884	8,457
Other current liabilities	266	298
Total current liabilities	10,659	11,807
Non-current liabilities	699	749
Total liabilities	11,358	12,556
Commitments and Contingencies
Stockholders’ equity
Preferred stock, $0.001 par value — 5,000,000 shares authorized, and zero shares issued and outstanding at March 31, 2016 and December 31, 2015	—	—
Common stock, $0.001 par value — 100,000,000 shares authorized, 21,473,236 and 18,505,462 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	26	23
Additional paid-in capital	243,042	178,473
Accumulated other comprehensive income (loss)	11	(158)
Accumulated deficit	(75,979)	(62,151)
Total stockholders’ equity	167,100	116,187
Total liabilities and stockholders’ equity	$178,458	$128,743

Adamas Pharmaceuticals, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended
	March 31,
	2016	2015
Cash flows from operating activities
Net loss	$(13,828)	$(12,202)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	137	70
Stock-based compensation	2,553	2,142
Net accretion of discounts and amortization of premiums of available-for-sale securities	258	194
Changes in assets and liabilities
Accrued interest of available-for-sale securities	(105)	(114)
Prepaid expenses and other assets	(729)	138
Accounts receivable	823	39
Accounts payable	57	2
Accrued liabilities and other liabilities	(1,668)	(4,334)
Net cash used in operating activities	(12,502)	(14,065)
Cash flows from investing activities
Purchases of property and equipment	(461)	(18)
Purchases of available-for-sale securities	—	(18,435)
Maturities of available-for-sale securities	16,072	—
Net cash provided by (used in) investing activities	15,611	(18,453)
Cash flows from financing activities
Proceeds from public offerings, net of offering costs	62,030	—
Proceeds from issuance of common stock upon exercise of stock options	163	300
Net cash provided by financing activities	62,193	300
Net increase (decrease) in cash and cash equivalents	65,302	(32,218)
Cash and cash equivalents at beginning of period	33,104	61,446
Cash and cash equivalents at end of period	$98,406	$29,228

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